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FORM 4                   UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  OMB APPROVAL
-----------                                                                          ------------------------
                                  Washington, D.C. 20549                             OMB Number  3235-0287
                                                                                     Expires: January 31, 2005
                                                                                     Estimated average burden
                    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                     hours per response ...0.5
                                                                                     -------------------------
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 of Section
                   30(I) of the Investment Company Act of 1940

[_]  Check box if no longer
     subject to Section 16.
     Form 4 or Form 5
     obligations may continue.
     See Instructions 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*   2. Issuer Name and Ticker or Trading Symbol          6. Relationship of
                                              Universal Health Services, Inc                       Reporting Person(s) to Issuer
   Herrell,     John     H.                   "UHS"                                                (Check all applicable)
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      (Last)     (First)  (Middle)         3. IRS Identification      4. Statement for        X Director       __10% Owner
                                                                                             ---
1021 10th Street, S.W.                        Number of Reporting        (Month/Year)        ___Officer (give  __ Other (specify
                                              Person, If an entity                               title below)             below)
                                              (Voluntary)                 08-2002
                                                                      ---------------------
-----------------------------------------                             5. If Amendment,      ----------------------------------------
                       (Street)                                          Date of Original   7. Individual or Joint/Group Filing
                                                                         Month/Year            (Check Applicable Line)
                                                                                               X  Form filed by One Reporting Person
                                                                                              ---
                                                                                              ___ Form filed by More than One
Rochester,      MN      55902                                                                     Reporting Person
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    (City)   (State)      (Zip)
                                            Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of    2. Trans-      3. Trans-   4. Securities Acquired (A)      5.  Amount of        6. Owner-    7. Nature of Indirect
   Security       action         action      or Disposed of (D)               Securities          Ship         Beneficial Ownership
   (Instr. 3)     Date           Code        (Instr. 3, 4 and 5)              Beneficially        Form:        (Instr. 4)
                                 (Instr.                                      Owned at            Direct (D)
                  (Month/        8)                                           End of Month        or
                   Day/       --------------------------------------------
                   Year)        Code  V         Amount    (A) or    Price                         Indirect (I)
                                                          (D)                 (Instr. 3 and 4)    (Instr. 4)
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Common B        08-23-2002       S                700       D       $46.60                            D
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Common B        08-23-2002       S              4,100       D       $46.56         2,000              D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction
  4(b)(v)

                                                                 Page 1 of 2
                                                                 SEC 1474(02-02)

  Table II - Derivative Securities Acquired, Disposed of, or Beneficially owned
         (e.g., puts, calls, warrants, options, convertable securities)

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
1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-     5. Number of Deriv-       6. Date exer-        7.  Title and Amount
   Security                sion or       action      action        ative Securities Ac-      cisable and Ex-       of Underlying
   (Instr. 3)              Exercise      Date        Code          quired (A) or Dis-        piration Date         Securities
                           Price of      (Month/     (Instr. 8)    posed  of (D)             (Month/Day/Year)      (Instr. 3 and 4)
                           Deriv-        Day/                      (Instr. 3, 4 and 5)
                           ative         Year)                                               ---------------------------------------
                           Security
                                                                                              Date     Expira-
                                                   --------------------------------------
                                                      c                                       Exer-    tion        Title   Amount or
                                                      o                                       cisable  Date                Number of
                                                      d  V              (A)    (D)                                         Shares
                                                      e
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
---------------------------------------------------------------------------------------
 8. Price               9. Number           10. Owner-               11. Nature
    of                     of Deriv-            Ship                     of
    Derivative             ative                Form                     Indirect
    (Instr. 5)             Secur-               of Deri-                 Beneficial
                           ities                vative                   Ownership
                           Bene-                Security:                (Instr. 4)
                           fically              Direct (D)
                           Owned                or Indi-
                           at end               rect (I)
                           of                   (Instr. 4)
                           Month
                           (Instr. 4)
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

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see instruction 8 for procedure.

          /s/ John H. Herrell                                   08/26/2002
 ----------------------------------------------------      -------------------
      **Signature of Reporting Person:                             Date

Potential persons who are to respond to the collection of information contained in this form are noted required to respond unless the forms displays a currently valid OMB Number.

                                                                Page 2 of 2
                                                                SEC 1474 (02-02)